Exhibit 99.2

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints

Michael Ploetner,

Anette Kirnberger,

Jochen Scholten, and

Wendy Boufford,

and each of them individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any Form 13D, Schedule TO-T, Schedule TO-C, Form 6-K and any other filings or amendments thereto in connection with the Offer being made pursuant to an Agreement and Plan of Merger dated as of December 3, 2011 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among SAP America, Inc., a Delaware corporation (“SAP America”), Saturn Expansion Corporation, a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of SAP America, and SuccessFactors, Inc., a Delaware corporation (“SuccessFactors”), and to file the same and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to these filings as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Signature	Title	Date

/s/ Brad C. Brubaker Brad C. Brubaker	Secretary of Saturn Expansion Corporation	December 14, 2011

/s/ Brad C. Brubaker Brad C. Brubaker	Secretary of SAP America, Inc.	December 14, 2011

/s/ Gerhard Oswald Gerhard Oswald	Member of the Executive Board of SAP AG	December 14, 2011

/s/ Michael Junge Michael Junge	General Counsel of SAP AG	December 14, 2011